CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Harbourside CPA LLC (formerly Buckley Dodds LLP) hereby consents to the use in this Registration Statement on Form 20-F of our report dated May 31, 2021, relating to the consolidated financial statements of Predictmedix Inc. (the "Company") as of the years ended January 31, 2021 and 2020, which financial statements are part of this Registration Statement.

Harbourside CPA LLC
(formerly Buckley Dodds LLP)

Vancouver, British Columbia

October 4, 2021